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EXHIBIT 21.0

Ortep of New Jersey, Inc. - New Jersey

Ortep of Pennsylvania, Inc. - Pennsylvania

Ortep of Connecticut, Inc. - Connecticut

Petro/Crystal Corp. - New York

Maxwhale Corp. - Minnesota

Petro, Inc. - Delaware

Public Fuel Services Co., Inc. - New York

CBW Realty Corp. of Connecticut - Connecticut

Marex Corporation - Maryland

Ocennet Fuel Oil Corp. - Connecticut

A.P. Woodson Co., Inc. - District of Columbia

Star Gas Corporation - Delaware

Silgas, Inc. - Indiana

Star Gas Holdings - Delaware